China Sky One Medical Completes Previously Announced Amendments
to Form 10QSB for the Second and Third Quarters of 2006

HARBIN, China, December 19, 2007 (Xinhua-PRNewswire-FirstCall) -- China Sky One Medical, Inc. (OTC Bulletin Board: CSKI), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic products in China, today announced that it has filed the previously announced amendments to the Company’s Form 10QSB for the fiscal quarters ended June 30, 2006 and September 30, 2006.  The Company filed its full year 2006 amendments on November 8, 2006. Today’s amendments complete the Company's obligation to amend its numbers for the fiscal year 2006 and do not impact financial results reported in the year 2007.

On November 8, 2007, the Company explained that net income for the year 2006 was adjusted to account for $3.67 million of costs that were incorrectly treated, including roughly $1.8 million of one-time costs related to the Company’s 2006 recapitalization, as well as approximately $1.8 million of capitalized research and development costs which should have been charged to operations when incurred. As such, full year 2006 net income was adjusted to $630,000 from $4.3 million.

About China Sky One Medical, Inc.
China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR'') and Harbin First Bio-Engineering Company Limited ("First"), the Company's principal revenue source is the manufacture and sale of over-the- counter pharmaceutical products. http://www.skyonemedical.com.

Safe Harbor Statement
Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In the United States:
Ashley Ammon MacFarlane and Bill Zima
Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)

In Asia:
Xuyang Zhang
Integrated Corporate Relations, Inc.
86 10 8523 3087 (Investor Relations)